ALLIED ASSET ADVISORS FUNDS
                  WRITTEN INSTRUMENT FIXING NUMBER OF TRUSTEES

                  THE UNDERSIGNED, being the sole Trustee of the ALLIED ASSET ADVISORS FUNDS, a Delaware business trust (the "Trust"), does hereby state in writing in accordance with the laws of the State of Delaware and Section 2.1 of
Article II of the Declaration of Trust of the Trust that as of May 4, 2000, the number of Trustees of the Trust shall be six.

                  IN WITNESS WHEREOF, the undersigned has executed this Written Instrument Fixing the Number of Trustees effective the 4th the day of May 2000.

___________________________                        ________________________
Dr. Bassam Osman                                   Date
Trustee